EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-164648, No. 333-127882, No. 333-115362, No. 333-108145, No. 333-106396) of Pain Therapeutics, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 No. 333-168390, No. 333-152676, No. 333-147336, No. 333-134364, No. 333-115361, No. 333-105138, No. 333-68118 and No. 333-41660) pertaining to the 2008 Equity Incentive Plan, the 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Pain Therapeutics, Inc. of our reports dated February 3, 2011, with respect to the financial statements of Pain Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Pain Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/    Ernst & Young LLP

Palo Alto, California

February 3, 2011